EXHIBIT 10(f)-1

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, dated as of _____________, 20__ (the "Agreement Date"), by and between Ethan Allen Interiors Inc. (the "Company") and __________________ (the "Executive").

WITNESSETH THAT:

WHEREAS, the Company maintains the Ethan Allen Interiors Inc. 1992 Stock Option Plan (the "Plan"); and

WHEREAS, the Executive has been selected by the Compensation Committee of the Board of Directors of the Company (the "Committee") to receive an award under the Plan;

NOW THEREFORE, IT IS AGREED between the Company and the Executive as follows:

1.

Award. The Executive is granted as of _____________, 20__ (the "Grant Date"), ________ shares of common stock, par value $.01 per share ("Common Stock") as of the Grant Date (all such shares, collectively, the "Restricted Stock").

2.	Restrictions on Shares. During the Restricted Period (as described in paragraph 4):
(a)	Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered.
(b)	The certificate representing such shares shall be registered in the name of the Executive shall be deposited with the Company, together with a stock power (in such form as the Company may determine) and shall be imprinted with a legend as referred to in paragraph 4.
(c)	Subject to paragraph (d) below, the Executive shall be treated as a stockholder with respect to shares of Restricted Stock, including the right to vote such shares; provided, however, the Executive shall not be entitled to vote shares of Restricted Stock with respect to record dates occurring on or after the date, if any, on which the Executive has forfeited such shares pursuant to paragraph 4.
(d)

As of each dividend record date for Company Common Stock occurring on or after the date of grant of shares of Restricted Stock under this Agreement and prior to the date such shares become vested or are forfeited (i) no dividends shall be currently payable to the Executive with respect to such shares; and (ii) an account established by the Company for the benefit of the Executive shall be credited with the amount of dividends which would have been paid with respect to such shares in the absence of clause (i) above). Amounts credited to the account shall be credited with interest at the rate of 5% per year until distribution. The Executive shall be fully vested in all amounts credited to the account balance (regardless of the subsequent vesting or forfeiture of the shares). The balance credited to the Executive's account shall be distributed to the Executive in cash as soon as practicable after the Executive's termination of employment with the Company and its affiliates for any reason.
3.

Transfers at Termination of Restricted Period. At the end of the Restricted Period, the certificate representing such shares shall be transferred to the Executive (or the Executive's legal representative or heir) free of all legends and restrictions referred to in this Agreement.

4.

Vesting and Forfeitures. Shares shall cease to be restricted stock and shall become vested in accordance with the following schedule provided the executive is employed by the company on the following vesting dates.

[Time Vesting Alternative:]

Vesting Date	Number of Shares Becoming Vested

[Performance Vesting Alternative:]

[Performance Measure]	Shares Vested on Such Vesting Date

[Insert description/calculation of performance measure].

Any shares of Restricted Stock which do not vest on a Vesting Date shall be immediately forfeited by the Executive, and returned and released to the Company, and the Executive thereafter shall have no further rights with respect to such shares.

During the Restricted Period, all certificates evidencing the Restricted Stock will be imprinted will the following legend: "The securities evidenced by this certificate are subject to the transfer restrictions, forfeitures and other provisions of the Restricted Stock Agreement, dated as of ______________ between Ethan Allen Interiors Inc. and __________."

5.

Change in Control. Notwithstanding the provisions of paragraph 4, the Restricted Period for all shares of Restricted Stock will end not later than the date of a Change in Control, if the Executive is then employed by the Company and such shares were not previously forfeited in accordance with paragraph 4. For purposes of this Agreement, a "Change in Control" shall occur upon the occurrence of any of the following:

(a)

the Board or the shareholders of the Company or Ethan Allen Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Subsidiary"), either or both, as may be required to authorize the same, shall approve (i) any liquidation of the Company or the Subsidiary, or the sale of substantially all of the assets of the Company and the Subsidiary taken as a whole, or (ii) any merger, consolidation and/or other business combination involving the Company or the Subsidiary or any combination of any such transactions (a "Transaction"), other than a Transaction (A) involving only the Company and the Subsidiary, or (B) immediately after which the shareholders of the Company who were shareholders immediately prior to the transaction continue to own beneficially, directly or indirectly, in substantially similar proportions to those in effect immediately prior to such transaction more than 50% of the then outstanding voting securities of the Company or the survivor or any parent thereof, as applicable;

(b)

any Person (as defined below) or group (as such term is defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of related Persons (other than the Company, an employee benefit plan sponsored by the Company or the Subsidiary, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of the stock of the Company) shall beneficially own, directly or indirectly, more than 50% of the then outstanding voting stock of the Company or the Subsidiary (for purposes of this Agreement, "Person(s)" means any individual, entity, or other person, as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof; or

(c)

the Board or the Company shall authorize, approve or engage in any Business Combination with an Interested Person, each as defined in Article Fifth of the Company's Restated Certificate of Incorporation.

6.

Adjustments to Number of Shares. Subject to the following provisions of this paragraph 6 in the event of any change in the outstanding shares of common stock of the Company by reason of any stock dividend, split, spinoff, recapitalization or other similar change, the terms and the number of shares of any outstanding Restricted Stock shall be equitably adjusted by the Company to the extent that such adjustment is necessary to preserve the benefit of this Agreement for the Executive and the Company.

7.	Agreement Not Contract of Employment. This Agreement does not constitute a contract of employment, and does not give the Executive the right to be retained in the employ of the Company.

8.

Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

9.

Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to choice of law principles. Notwithstanding any other provision of this Agreement to the contrary, the Company may subject shares of stock transferred pursuant to this Agreement to such conditions, limitations or restrictions as the Company determines to be necessary or desirable to comply with any applicable law or regulation.

10.	Amendment. This Agreement may be amended by written agreement of the Executive and the Company, without the consent of any other person.
11.	Plan Amendment. The Plan is hereby amended to permit the award set forth in this agreement, and the officers of the Company are authorized to modify the Plan language to reflect such amendment.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

EXECUTIVE _____________________________________
ETHAN ALLEN INTERIORS INC. By: __________________________________ Name: _______________________________ Title: _________________________________

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